                     Exhibit 99.1 - Joint Filer Information

Designated Filer: Tyto Acquisition Corporation
Issuer & Ticker Symbol: Prevail Therapeutics Inc. (PRVL)
Date of Earliest Transaction Required to be Reported: January 22, 2021

Joint Filers:
1. Name: Tyto Acquisition Corporation
Lilly Corporate Center
Indianapolis, IN 46285
Relationship of Joint Filer to Issuer: 10% Owner

2. Name: Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Relationship of Joint Filer to Issuer: 10% Owner